                              Consent of Independent Registered Public Accounting Firm

The Plan Administrator
Hancock Bank 401(k) Savings and Investment Plan and Trust:

We consent to the  incorporation by reference in Registration  Statement No. 33-05081 on Form S-8 of Hancock Holding
Company of our report dated June 25,  2007,  with respect to the statements of net assets  available for benefits of
Hancock Bank 401(k)  Savings and Investment Plan and Trust (the Plan) as of December 31,  2006 and 2005, the related statements of changes in net assets  available for benefits for the years then ended,  and the related  supplemental schedule,  Schedule H, Line 4i - Schedule of Assets  (Held at End of Year) as of  December 31,  2006,  which  report appears in the December 31, 2006 Annual Report on Form 11-K of Hancock Bank 401(k) Savings and  Investment  Plan and
Trust.

/s/ KPMG LLP

Birmingham, Alabama
June 25, 2007